CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 1995, which appears on page 26 of the 1994 Annual Report to Shareowners of United Technologies Corporation, which is incorporated by reference in United Technologies Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, and our report dated April 25, 1995 appearing in the United Technologies Corporation Defined Contribution Retirement Plan's Annual Report for the year ended November 30, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Interests of Named Experts and Counsel" in the Form S-8.



Price Waterhouse LLP
Hartford, Connecticut
April 28, 1995

 FINANCIAL STATEMENTS OF THE UNITED TECHNOLOGIES CORPORATION
            DEFINED CONTRIBUTION RETIREMENT PLAN

              REPORT OF INDEPENDENT ACCOUNTANTS


To the Pension Administration
 and Investment Committee of
 United Technologies Corporation
 and Members of the United Technologies Corporation
 Defined Contribution Retirement Plan


In our opinion, the accompanying statements of financial condition and the related statement of income and changes in plan equity present fairly, in all material respects, the financial position of the United Technologies Corporation Defined Contribution Retirement Plan at November 30, 1993 and 1992, and the results of its operations and the changes in its plan equity for the year ended November 30, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan Administrator; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Hartford, Connecticut
April 25, 1995

               UNITED TECHNOLOGIES CORPORATION
            DEFINED CONTRIBUTION RETIREMENT PLAN

              Statement of Financial Condition

                      November 30, 1992

                                                                                           Funds
                                                        Income Fund    Equity Fund        Combined
Assets:
 Investments:
   Beneficial interests in contracts issued by
   insurance companies, at cost plus accrued interest $  3,318,128      $         -     $  3,318,128
   Beneficial interests in Bankers Trust Company
   Pyramid Equity Index Fund, at market                          -          644,708          644,708
   Temporary investments, at cost plus accrued
   interest                                                     17                -               17
      Total Investments                                  3,318,145          644,708        3,962,853

 Contributions and fund transfers receivable                16,884            2,185           19,069

      Total Assets                                       3,335,029          646,893        3,981,922

Less - Liabilities:
 Contributions payable                                      33,829           16,885           50,714

      Total Liabilities                                     33,829           16,885           50,714

Plan Equity                                           $  3,301,200      $   630,008     $  3,931,208

Units of participation                                     780,278           76,887


Unit value                                            $       4.23        $    8.19


      (See accompanying Notes to Financial Statements)

               UNITED TECHNOLOGIES CORPORATION
            DEFINED CONTRIBUTION RETIREMENT PLAN

              Statement of Financial Condition

                      November 30, 1993

                                                                                                        Funds
                                                             Income Fund         Equity Fund          Combined
Assets:
 Investments:
   Beneficial interests in contracts issued by
   insurance companies, at cost plus accrued interest  $        4,018,232    $              -    $      4,018,232
   Beneficial interests in Bankers Trust Company
   Pyramid Equity Index Fund, at market                                 -             800,984             800,984
   Temporary investments, at cost plus accrued interest                93                   9                 102
      Total Investments                                         4,018,325             800,993           4,819,318

 Contributions receivable                                               -               6,760               6,760
      Total Assets                                              4,018,325             807,753           4,826,078

Less - Liabilities:
 Contributions payable                                             33,738                   -              33,738
      Total Liabilities                                            33,738                   -              33,738

Plan Equity                                            $        3,984,587    $        807,753    $      4,792,340

Units of participation                                            871,285              89,385

Unit value                                             $             4.57    $           9.04

      (See accompanying Notes to Financial Statements)

               UNITED TECHNOLOGIES CORPORATION
            DEFINED CONTRIBUTION RETIREMENT PLAN

       Statement of Income and Changes in Plan Equity

              Plan Year Ended November 30, 1993

                                                                                            Funds
                                                        Income Fund    Equity Fund        Combined
Contributions:
 Members                                               $   278,664       $   61,878     $  340,542
 Employer                                                  451,366           83,284        534,650
    Total Contributions                                    730,030          145,162        875,192

Investment Income:
 Interest                                                  276,721                3        276,724
    Total Investment Income                                276,721                3        276,724


Unrealized appreciation of investments                           -           44,874         44,874

Gain on sale of investments                                      -           23,475         23,475

Deduct:
 Cash distributions to members                             274,657           71,331        345,988
 Earned and unapplied forfeitures                            5,265                -          5,265
    Total Deductions                                       279,922           71,331        351,253


Inter-fund and inter-plan transfers                       (43,442)           35,562        (7,880)


Net Increase in Plan Equity                                683,387          177,745        861,132

Plan Equity November 30, 1992                            3,301,200          630,008      3,931,208

Plan Equity November 30, 1993                           $3,984,587       $  807,753     $4,792,340

      (See accompanying Notes to Financial Statements)

                        UNITED TECHNOLOGIES CORPORATION
                     DEFINED  CONTRIBUTION RETIREMENT PLAN

                         Notes to Financial Statements


NOTE 1 - DESCRIPTION OF THE PLAN

The United Technologies  Corporation Defined Contribution  Retirement Plan  (the
Plan) is a defined contribution savings plan sponsored by United Technologies Corporation (United). The Plan became effective December 1, 1984. Membership in the Plan is offered to eligible employees of certain subsidiaries of United.

The employer makes contributions with respect to each member of an amount up  to
3.5 percent of the member's compensation. In addition, members may elect to contribute, through payroll deductions, between 1 and 9 percent of their total compensation with up to the first 4 percent of each member's contribution being matched 50 percent by the employer. Member contributions are fully vested at all times under the Plan. Generally, employer contributions become fully vested two years after first joining the Plan.

All contributions are credited to a member account maintained by the Plan Administrator. Contributions are invested, pursuant to each member's direction, in one or both of the following funds: the Income Fund and the Equity Fund. Members may elect to have 100 percent of their contributions invested in one investment fund or may allocate the contributions in multiples of 25 percent between the two funds. Members are permitted to transfer their accounts between investment funds once per quarter (in multiples of 10 percent).

The Income Fund is invested in contracts issued by five insurance companies designated by the Pension Investment Committee. Under these contracts, each insurance company guarantees repayment in full of the principal amount invested plus interest credited at a fixed rate for a specified period. Interest is credited to each contract based on an annual interest rate set each year by the individual insurance carriers. This rate, which differs among contracts, takes into account any difference between prior year credited interest and the actual amount of investment earnings allocable to the contract in accordance with the established allocation procedures of the insurance carrier. The weighted average rate set for the 1993 calendar year was 8.0 percent.

The Equity Fund may be invested in common or capital stock of corporations, bonds or securities convertible into such stocks, or shares of any federally registered mutual fund or similar type of investment fund, including investment in any commingled trust fund managed by the Trustee, Bankers Trust Company, which is invested primarily in similar types of equity securities. During 1993 and 1992, the Equity Fund was invested principally in the Trustee's BT Pyramid Equity Index Fund, which is a portfolio of common stocks replicating the Standard & Poor's Composite Index of 500 stocks. Interest and dividends earned by this investment are reinvested and increase market value.

Forfeitures of employer contributions are used to reduce employer contributions; earned and unapplied forfeitures will be applied against future employer contributions and are shown separately in the Statement of Income and Changes in Plan Equity.

Employees participating in the Plan at year end were as follows:

                        November 30,
                   1993        1992
Income Fund         652         565
Equity Fund         289         175

PAGE

The participants above may have investments in more than one of the investment funds.

NOTE 2 - SUMMARY OF ACCOUNTING PRINCIPLES

United has entered into a master trust  agreement with the Trustee.  Under  this agreement, certain employee savings plans of United and its subsidiaries combine their trust fund investments in the Master Trust.  Participating plans  purchase
units  of  participation  in  the  investment  funds  based  on  their   monthly
contribution to such funds and the unit value of the applicable investment  fund at the end of the month.  The value of a unit in each fund is determined at  the end of each month by dividing the sum of uninvested cash, accrued income and the current market value of investments by the total number of outstanding units  in such funds.  The plans receive income from the funds' investments which increase the unit values.  Distributions reduce the number of participation units held by the plans.

The investments of  the Income Fund  are valued at  cost plus accrued  interest.
The investments of the Equity Fund are valued at market as determined by the Trustee by reference to published market data.

The expenses of operating the Plan are payable  out of the funds held under  the
Plan, unless the employer  elects to pay  such expenses.   The expenses for  the
1993 plan year were paid by the employer.

The Plan is not subject to federal income tax as the Plan and its related  trust are considered by United to satisfy the qualification and exemption requirements of Sections 401(a) and 501(a) of the Internal Revenue Code.  United has received a favorable determination letter from the Internal Revenue Service (IRS),  dated in 1986,  to the  effect that  the Plan,  as amended  in 1986,  qualifies  under
Sections 401(a) and  501(a) of  the Code.   United intends  to apply  for a  new
determination letter from the IRS indicating that the Plan, as amended since the date of the most  recent IRS determination letter,  continues to be exempt  from federal income taxes under Sections 401(a) and 501(a) of the Code.  Under  these sections, contributions by  United, employees  (at their  election) and  related
earnings will  be  tax deferred  until  such amounts  are  distributed.   It  is
expected, given  the  lack of  substantive  plan amendments,  that  a  favorable determination will be issued from the IRS, and accordingly, no provision is made for federal income taxes.

NOTE 3 - INSURANCE CONTRACTS

The following is a summary of the  insurance contracts held in the Master  Trust
Income Fund and the portion allocable to the Plan:



                                    November 30,
(Thousands of Dollars)          1993          1992
CIGNA                      $ 1,409,243   $ 1,327,089
Aetna                          543,882       543,230
Travelers                      455,988       465,195
Prudential                     249,747       224,129
Metropolitan Life              328,543       219,295
                             2,987,403   $ 2,778,938

Amount of the contracts    $     4,018   $     3,318
allocable to the Plan

PAGE

NOTE 4 - GAIN ON SALE OF INVESTMENTS

The Trustee uses the average cost  method in determining the cost of  securities
for purposes of calculating the gain or loss  on the sale of securities.   Gains
and losses of the  Master Trust funds are  allocated to the participating  plans based upon participation  units at the  month-end valuation  date following  the sale.  The gains recognized by the  Master Trust funds and amounts allocable  to the Plan are as follows:


(Thousands of Dollars)        Equity
                               Fund
Proceeds from sale of       $ 25,402
securities
Cost basis of securities      14,898
sold
Gain on sale                $ 10,504

Amount of the gain          $     23
allocable to the Plan


NOTE 5 - REQUESTED DISTRIBUTIONS

The following is a summary of distributions requested by participants which had not yet been paid at the respective plan year end:

                   November 30,             November 30,
                       1993                     1992
                Dollars       Units      Dollars       Units
Income Fund  $  57,107      12,487    $  11,819       2,794
Equity Fund      7,072         783          113          14

These amounts are reflected as liabilities in the Plan's Form 5500.

The November 30, 1992 Statement of Financial Condition has been restated in order to reflect requested distributions in the plan year in which paid.
PAGE


